Exhibit 99.1

Calavo Growers, Inc. Announces First Quarter 2024 Financial Results

SANTA PAULA, Calif., Mar. 11, 2024—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado industry leader and provider of convenient, ready-to-eat fresh food, today reported its financial results for the fiscal first quarter ended January 31, 2024.

First Quarter Financial Overview

Introductory Note: In the first quarter of 2024, we concluded that the fresh cut (formerly RFG) business meets the requirements to be classified as held for sale and discontinued operations. As a result, the financial results of that business are reported as discontinued operations in this press release. Prior to the decision to divest our fresh cut business, the Company’s Prepared reporting segment included the fresh cut business unit and our guacamole business. Due to the planned divestiture, the fresh cut business unit is no longer included in our Prepared business segment. Retrospective reclassifications also have been made to prior period financial statements and commentary in this press release to present the fresh cut business unit as discontinued operations. Unless otherwise noted, amounts and commentary included in this press release relate to our continuing operations.

●	Total net sales of $127.6 million, a 3.9% decrease from the prior year quarter
o	Grown segment net sales decreased 4.0% to $113.0 million
o	Prepared segment net sales decreased 2.9% to $14.6 million
●	Gross profit of $12.5 million, compared to $13.1 million for the prior year quarter
o	Grown segment gross profit decreased $1.3 million to $8.1 million
o	Prepared segment gross profit increased $0.7 million to $4.3 million
●	Net loss from continuing operations of $2.6 million, or $0.15 per diluted share, compared to a net loss of $0.7 million, or $0.04 per diluted share, for the same period last year
●	Adjusted net loss of $0.2 million, or $0.01 per diluted share, compared to adjusted net income of $0.8 million, or $0.05 per diluted share for the prior year quarter
●	Adjusted EBITDA of $4.8 million compared to $4.6 million for the same period last year

Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted EBITDA are non - GAAP financial measures. See "Non - GAAP Financial Measures" below.

First Quarter Highlights for Continuing Operations

●	Avocado margin per case improved versus prior year quarter while tomato gross profit declined
●	Prepared gross profit improved versus prior year quarter primarily due to lower fruit cost
●	We made progress toward completing the sale of the fresh cut business and anticipate closing the transaction within the fiscal second quarter

Calavo Growers, Inc.

●	The Company’s investigation into certain matters and potential issues under the Foreign Corrupt Practices Act is ongoing and the Company continues to cooperate fully with the Securities and Exchange Commission and the Department of Justice
●	The Board declared a quarterly cash dividend of $0.10 per share to be paid on April 29, 2024, to shareholders of record on April 1, 2024

Management Commentary

“Our first quarter results were affected by temporary market dynamics within our avocado business, particularly for smaller sized fruit, and we are pleased to report that conditions have improved in February and March,” said Lee Cole, President and Chief Executive Officer of Calavo Growers, Inc. “We expect a solid rebound in earnings in the second quarter and fiscal 2024 owing to improved avocado margins, improved tomato performance and the ramp up of the California avocado season. We expect another successful California avocado season for Calavo in fiscal 2024

“We continue to anticipate completing the sale of our fresh cut business within the fiscal second quarter. We expect to realize SG&A cost reductions from both the sale of the fresh cut business as well as other cost reductions as we make our corporate structure more efficient. We are targeting SG&A savings of $20 million or more on an annualized basis and already have begun implementing some efficiencies in our corporate structure. We also anticipate a reduction of depreciation and amortization expense of approximately $10 million on an annualized basis due to the divestiture.”

First Quarter 2024 Consolidated Financial Review for Continuing Operations

Total net sales for the first quarter 2024 continuing operations were $127.6 million, compared to $132.8 million for the first quarter 2023, a decline of 3.9%. Grown segment sales decreased 4.0%, and Prepared segment sales decreased 2.9%. The average selling price of avocados in the Grown segment increased by 20% compared to the prior year.

Gross profit for the first quarter was $12.5 million, or 9.8% of net sales, compared to $13.1 million and 9.9%, respectively, for the same period last year.

Selling, general and administrative (SG&A) expenses for the first quarter totaled $13.5 million, or 10.6% of net sales, compared to $11.6 million and 8.8% of net sales for the same period last year. The increase versus the prior year primarily was related to $2.4 million of professional fees associated with the ongoing investigation. Absent these costs, our SG&A expenses would have been lower than the prior year quarter.

Net loss for the first quarter was $2.6 million, or $0.15 per diluted share. This compares with a net loss of $0.7 million, or $0.04 per diluted share, for the same period last year.

Adjusted net loss was $0.2 million, or $0.01 per diluted share, compared to adjusted net income of $0.8 million, or $0.05 per diluted share last year.

Adjusted EBITDA was $4.8 million compared to $4.6 million for the same period last year.

Balance Sheet and Liquidity

The Company ended the quarter with $47.0 million of net debt, which included $45.7 million of borrowings under its credit facility and $6.9 million of other long-term obligations and finance leases, less

Calavo Growers, Inc.

cash and cash equivalents of $5.7 million. The Company had approximately $33.6 million of available liquidity as of January 31, 2024.

Segment Performance

Grown

Grown segment gross profit was $8.1 million, or $1.3 million below the prior year quarter. Avocado gross profit per case was higher than in the year-ago quarter, while volume declined 18% as we prioritized margin over volume in our sourcing and sales decisions. While volume was down, avocado prices were approximately 20% higher than in the prior year quarter. Gross profit in our tomato business was down approximately $1.1 million primarily due to lower volume. Performance in our tomato business has improved in the second quarter, and we expect solid tomato results in fiscal 2024. Foreign exchange gains related to appreciation of the peso were approximately $0.4 million higher than in the year-ago quarter.

Prepared (continuing operations)

Prepared segment gross profit improved $0.7 million to $4.3 million from the prior year quarter. Gross margin rose to 30% from 24% last year on lower fruit input costs.

Non-GAAP Financial Measures

This press release includes non-GAAP measures EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted net income (loss) from continuing operations and adjusted net income (loss) from continuing operations per diluted share, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA from continuing operations is defined as net income (loss) from continuing operations attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses (income) recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA from continuing operations is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA from continuing operations and adjusted EBITDA from continuing operations are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. Adjusted net income (loss) from continuing operations is defined as net income (loss) from continuing operations attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income (loss) from continuing operations and the related measure of adjusted net income (loss) from continuing operations per diluted share exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) from continuing operations affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable from continuing operations to Calavo Growers, Inc.

Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables below.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA from continuing operations, adjusted EBITDA from continuing operations and adjusted net income (loss) from continuing operations may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in high quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including financial projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties, and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our management team to work together successfully; the impact of operational and restructuring initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved; the impact of weather on market prices and operational costs; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and access to labor necessary for us to render services; susceptibility to wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the

Calavo Growers, Inc.

environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; the effects of increased interest rates on our cost of borrowing and consumer purchasing behavior; the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT; the impact of other pending and potential internal and external investigations and legal claims; the ability of the parties to reach a binding agreement for the proposed sale of our Fresh Cut business and certain related real property, the potential that the price, structure, form of consideration (for example, cash, promissory, equity) and other material terms may be materially different than currently expected, the continuing financial and operating performance of the Fresh Cut business during the negotiation process; the possible effect of the announcement of the sale of the Fresh Cut business on our customer, vendor and supplier relationships, operating results and business generally; if the Company enters into a binding agreement for the proposed transaction, the occurrence of any event, change or other circumstance that prevents the completion of the sale of the proposed transaction, including the failure to satisfy all closing conditions that are included in such binding agreement; and if the potential transaction closes, our ability to realize the expected expense savings from the divestiture.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Julie Kegley, Senior Vice President
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31,	October 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$5,658	$2,091
Restricted cash	—	761
Accounts receivable, net of allowances of $3,591 (2024) and $3,364 (2023)	35,158	33,897
Inventories	39,551	31,571
Prepaid expenses and other current assets	10,256	11,739
Advances to suppliers	13,409	14,684
Current assets held for sale	140,671	37,533
Income taxes receivable	894	1,094
Total current assets	245,597	133,370
Property, plant, and equipment, net	59,206	60,924
Operating lease right-of-use assets	17,507	18,357
Investments in unconsolidated entities	2,903	2,902
Deferred income tax assets	3,010	3,010
Goodwill	10,211	10,211
Non-current assets held for sale	—	105,424
Intangibles, net	275	275
Other assets	55,974	52,381
	$394,683	$386,854
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$21,964	$14,788
Trade accounts payable	4,916	5,097
Accrued expenses	20,582	15,809
Current liabilities held for sale	57,222	29,911
Other current liabilities	11,000	11,000
Current portion of term loan	792	647
Current portion of operating leases	3,585	3,663
Current portion of long-term obligations and finance leases	834	831
Total current liabilities	120,895	81,746
Long-term liabilities:
Borrowings pursuant to line of credit, long-term	41,677	35,024
Long-term liabilities held for sale	—	29,295
Long-term portion of term loan	3,213	3,416
Long-term portion of operating leases	16,488	17,328
Long-term portion of obligations and finance leases	4,478	4,645
Deferred income tax liabilities	746	746
Other long-term liabilities	4,653	4,425
Total long-term liabilities	71,255	94,879
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	202,533	210,229
	$394,683	$386,854

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended
	January 31,
	2024	2023
Net sales	$127,606	$132,763
Cost of sales	115,138	119,678
Gross profit	12,468	13,085
Selling, general and administrative	13,463	11,642
Expenses related to Mexican tax matters	383	2,048
Operating loss	(1,378)	(605)
Interest expense	(824)	(377)
Other income, net	200	340
Loss before income taxes and loss from unconsolidated entities	(2,002)	(642)
Income tax benefit (expense)	(573)	41
Net income from unconsolidated entities	1	156
Net loss from continuing operations	(2,574)	(445)
Net loss from discontinued operations	(3,683)	(2,350)
Net loss	(6,257)	(2,795)
Add: Net income attributable to noncontrolling interest	(10)	(273)
Net loss attributable to Calavo Growers, Inc.	$(6,267)	$(3,068)

Calavo Growers, Inc.’s net loss per share:
Basic
Continuing Operations	$(0.15)	$(0.04)
Discontinued Operations	$(0.21)	$(0.13)
Net loss attributable to Calavo Growers, Inc	$(0.35)	$(0.17)

Diluted
Continuing Operations	$(0.15)	$(0.04)
Discontinued Operations	$(0.21)	$(0.13)
Net loss attributable to Calavo Growers, Inc	$(0.35)	$(0.17)

Number of shares used in per share computation:
Basic	17,799	17,673
Diluted	17,799	17,673

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

Prior to the decision to divest our Fresh Cut business (formerly RFG), the Company’s Prepared reporting segment included the Fresh Cut business unit and our guacamole business. As a result of the planned divestiture, the Fresh Cut business unit is no longer included in our Prepared business segment, and not included in the tables below. All segment information included herein reflects these changes.

	Grown	Prepared	Total
	(All amounts are presented in thousands)
Three months ended January 31, 2024
Net sales	$113,026	$14,580	$127,606
Cost of sales	104,888	10,250	115,138
Gross profit	$8,138	$4,330	$12,468

Three months ended January 31, 2023
Net sales	$117,748	$15,015	$132,763
Cost of sales	108,267	11,411	119,678
Gross profit	$9,481	$3,604	$13,085

For the three months ended January 31, 2024 and 2023, intercompany sales and cost of sales of $0.4 million and $0.3 million between Grown products and Prepared products were eliminated, respectively.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME FROM CONTINUING OPERATIONS

AND EPS FROM CONTINUING OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income (loss) from continuing operations and adjusted diluted EPS from continuing operations, each a non-GAAP measure, and reconciles them to net income (loss) from continuing operations., and Diluted EPS from continuing operations, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended
	January 31,
	2024	2023
Net loss from continuing operations	$(2,574)	$(445)
Add: Net income attributable to noncontrolling interest	(10)	(273)
Net loss from continuing operations attributable to Calavo Growers, Inc.	(2,584)	(718)
Non-GAAP adjustments:
Non-cash income recognized from unconsolidated entities (a)	(1)	(156)
Restructure costs - consulting, management recruiting and severance (b)	487	203
Expenses related to Mexican tax matters (c)	383	2,048
Professional fees related to FCPA Mexico investigation (d)	2,380	—
Tax impact of adjustments (e)	(839)	(551)
Adjusted net loss from continuing operations	$(174)	$826

Calavo Growers, Inc.’s continuing operations per share:
Diluted EPS from continuing operations (GAAP)	$(0.15)	$(0.04)
Adjusted net loss from continuing operations per diluted share	$(0.01)	$0.05

Number of shares used in per share computation:
Diluted	17,799	17,673

(a)	For the three months ended January 31, 2024 and 2023, we realized income of less than $0.1 million and income of $0.2 million from Agricola Don Memo.

(b)

For the three months ended January 31, 2024, we incurred $0.4 million in severance and other costs and $0.1 million in stock-based compensation related to the departure of certain member of management. For the three months ended January 31, 2023, we recorded $0.2 million of expenses related to an enterprise-wide strategic business restructuring to improve the profitability of the organization and efficiency of our operations.

(c)

For the three months ended January 31, 2024 and 2023, we incurred $0.2 million and $0.6 million of professional fees related to the Mexican tax matters, respectively. For the three months ended January 31, 2024 and 2023, we recognized a reserve of $0.2 million and $1.4 million related to the collectability of IVA receivables.

(d)	For the three months ended January 31, 2024, we incurred $2.4 million of professional fee expenses related to the investigation in connection with the Foreign Corrupt Practices Act (FCPA).

(e)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

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CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA from continuing operations and adjusted EBITDA from continuing operations, each a non-GAAP measure, and reconciles them to net income (loss) from continuing operations, which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended
	January 31,
	2024	2023
Net loss from continuing operations	$(2,574)	$(445)
Add: Net income attributable to noncontrolling interest	(10)	(273)
Net loss from continuing operations attributable to Calavo Growers, Inc.	(2,584)	(718)
Interest Income	(125)	(273)
Interest Expense	824	377
Provision (benefit) for Income Taxes	573	(41)
Depreciation and Amortization	2,032	1,954
Stock-Based Compensation	892	1,192
EBITDA from continuing operations	$1,612	$2,491

Adjustments:
Non-cash income recognized from unconsolidated entities (a)	(1)	(156)
Restructure costs - consulting and management recruiting and severance (b)	417	203
Expenses related to Mexican tax matters (c)	383	2,048
Professional fees related to FCPA Mexico investigation (d)	2,380	—
Adjusted EBITDA from continuing operations	$4,791	$4,586

See prior page for footnote references